MICROWAVE POWER DEVICES, INC.
                                            49 WIRELESS BOULEVARD
                                            HAUPPAUGE, NEW YORK 11788-3935
       M                                    (516) 231-1400   Fax: (516) 231-0712
[LOGO]  P ----------------------------------------------------------------------
         D




Dear Stockholder:


It is my pleasure to invite you to the Annual Meeting of Stockholders of Microwave Power Devices, Inc. to be held on Thursday, May 8, 1997, at 11:00 A.M., local time, at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 26th Floor, New York, New York 10036.

Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting.
Accordingly, you are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

I sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.


                                      Sincerely,


                                      /s/  Edward J. Shubel
                                           -----------------------------
                                           Edward J. Shubel
                                           President and Chief Executive Officer

                                           April 10, 1997

                          MICROWAVE POWER DEVICES, INC.
                              49 Wireless Boulevard
                         Hauppauge, New York 11788-3935


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The Annual Meeting of Stockholders of MICROWAVE POWER DEVICES, INC. (the "Company") will be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 26th floor, New York, New York 10036, on Thursday, May 8, 1997, at 11:00 a.m., local time, for the following purposes:

     1.   To elect directors of the Company for the ensuing year;

     2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company; and

     3. To transact any such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on Wednesday, April 9, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        Stephen W. Rubin
                                        Secretary

                                        April 10, 1997

                          MICROWAVE POWER DEVICES, INC.
                              49 Wireless Boulevard
                         Hauppauge, New York 11788-3935


                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 8, 1997


     The accompanying proxy is solicited by and on behalf of the Board of Directors of Microwave Power Devices, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders to be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 26th Floor, New York, New York 10036, on Thursday, May 8, 1997 at 11:00 A.M., local time, and at any adjournments thereof.

     When the accompanying proxy is properly executed and returned, the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), it represents will be voted at the meeting in accordance with any directions noted thereon and, if no direction is indicated, the shares it represents will be voted: (i) FOR the election of nominees for directors of the Company listed herein; (ii) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the current fiscal year; and
(iii) in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and at any adjournments thereof. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his proxy and vote his shares.

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made primarily by mail; however, officers and regular employees of the Company may solicit proxies personally or by telephone or by telegram. Those persons will not be compensated specially for such services. The Company may reimburse brokers, banks, custodians, nominees, and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

     A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. The approximate date on which this Proxy Statement first will be mailed to stockholders of the Company is April 11, 1997.

                                  VOTING RIGHTS

     Only holders of record of shares of Common Stock at the close of business on April 9, 1997 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On that date, the Company had outstanding 10,375,000 shares of Common Stock, the holders of which are entitled to one vote per share on each matter to come before the Annual Meeting. Voting rights are non-cumulative.

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the eight nominees receiving the greatest number of votes will be elected as directors). Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.


                             PRINCIPAL STOCKHOLDERS

     As of April 9, 1997, the person listed in the following table was the only person known to the Company (based on information set forth in Schedules 13D and 13G filed with the Securities and Exchange Commission or otherwise provided to the Company by this person) to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock. The listed person has sole voting and dispositive power with respect to the shares listed opposite its name in the table.

                                                            Shares of
Name and Address of                                        Common Stock          Percent
Beneficial Owner                                        Beneficially Owned       of Class
----------------                                        ------------------       --------
Charter Technologies Limited Liability Company (1)           5,139,994            49.54%
c/o Charterhouse Group International, Inc.
535 Madison Avenue
New York, NY  10022

----------
(1) The members of Charter Technologies Limited Liability Company ("Charter Technologies") are Charterhouse Equity Partners, L.P. ("CEP"), which owns 99% of the ownership interests in Charter Technologies, and George J. Sbordone, who owns 1% of the ownership interests in Charter Technologies. The general partner of CEP is CHUSA Equity Investors, L.P., whose general partner is Charterhouse Equity, Inc., a wholly-owned subsidiary of Charterhouse Group International, Inc. ("Charterhouse"). As a result of the foregoing, all of the shares of Common Stock held by Charter Technologies would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


     At the Annual Meeting of Stockholders, the entire Board of Directors is to be elected. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the eight nominees named under "Management" below. Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any such nominee should become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.


                                   Management


Directors and Executive Officers

     The table on the following page and the paragraphs that follow it present certain information concerning the nominees for directors, who are the sole current directors, and the executive officers of the Company. Directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships between any of the directors and executive officers of the Company.

                                                                                    Shares of Common
                                                                                   Stock beneficially
                                                Positions and Offices                  owned as of           Percent
 Nominees for Directors                 Age     with the Company                      April 9, 1997        of Class(1)
 ----------------------                 ---     ---------------------              ------------------      -----------
George J. Sbordone (2)(3)               76      Chairman of the Board of                  325,575              3.1%
                                                Directors

Edward J. Shubel (2)(4)                 66      President and Chief Executive             294,583              2.8%
                                                Officer; Director

Merril M. Halpern (2)(5)                62      Director                                        0                 0

A. Lawrence Fagan (5)(6)(7)             67      Director                                        0                 0

Alfred Weber (6)(8)                     64      Director                                    5,100                 *

David J. Aldrich (7)(8)                 40      Director                                        0                 0

Warren A. Law (6)(7)(8)                 72      Director                                    1,000                 *

James Silver (2)(9)                     39      Director                                  196,875              1.9%

Executive Officers Who
Are Not Directors
----------------------
Fuat Agi (10)                           56      Vice President and Chief                   25,417                 *
                                                Technical Officer

Paul E. Donofrio (11)                   38      Vice President and Chief                   25,417                 *
                                                Financial Officer

Nicholas Mazzella (12)                  47      Vice President and General                 10,750                 *
                                                Manager - Wireless Products

Larry Konopelko (13)                    43      Vice President and General                  9,750                 *
                                                Manager - Satellite, Medical
                                                and Military Products

All directors and executive officers
as a group (12 persons) (14)                                                              894,467              8.5%

----------
*  Less than 1%.

(1) For purposes of calculating the Percent of Class beneficially owned by any person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days after April 9, 1997 is deemed to be beneficially owned for the purpose of computing the percentage ownership of such person or group of persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.

(2)  Member of Executive Committee.

(3) Includes an aggregate of 18,750 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 9, 1997.

(4) Includes an aggregate of 107,083 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 9, 1997.

(5) Merril M. Halpern and A. Lawrence Fagan are executive officers, directors and stockholders of Charterhouse. Messrs. Halpern and Fagan each disclaim beneficial ownership of the shares of Common Stock beneficially owned by Charterhouse.

(6)  Member of Compensation Committee.

(7)  Member of Audit Committee.

(8) "Outside Director" appointed in accordance with a proposed Special Security Agreement between the Company and the United States Department of Defense ("DOD").

(9) Includes an aggregate of 9,375 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 9, 1997.

(10) Includes an aggregate of 25,417 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 9, 1997.

(11) Includes an aggregate of 25,417 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 9, 1997.

(12) Includes an aggregate of 9,750 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 9, 1997.

(13) Includes an aggregate of 9,750 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 9, 1997.

(14) Includes an aggregate of 205,542 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 9, 1997.


     George J. Sbordone has been Chairman of the Company since August 1991. Since September 1991, Mr. Sbordone has also been the Chief Executive Officer of Defense Technologies, Inc. ("DTI") and of a number of holding companies (in which an affiliate of Charterhouse is a significant investor) which own subsidiaries engaged in the manufacture of electronic components used in avionics, radar and communications (the "Charter Technologies Group"). DTI provides management and consulting services to companies with electronics and manufacturing operations, including the Charter Technologies Group. From January 1990 to September 1991, Mr. Sbordone was a non-stockholding principal of Charterhouse, a private investment firm specializing in leveraged buy-out acquisitions. From 1971 until January 1990, Mr. Sbordone was the Chairman of Tempo Instruments Incorporated, a manufacturer of electronic devices and power supplies.

     Edward J. Shubel has been President and Chief Executive Officer and a director of the Company since September 1991. Between 1986 and September 1991, Mr. Shubel was President of EJS Products Inc., a manufacturer of antennas. From 1974 to 1986, Mr. Shubel was President of Numax Electronics, a manufacturer of electronic components.

     Merril M. Halpern has been a director of the Company since June 1995. Mr. Halpern has been Chairman of the Board of Charterhouse since October 1984. From 1973 to October 1984, Mr. Halpern served as President and Chief Executive Officer of Charterhouse. Mr. Halpern is also a director of Designer Holdings Ltd., a developer and marketer of designer sportswear lines ("Designer Holdings"); American Disposal Services, Inc., a solid waste management firm ("ADS"); and Insignia Financial Group, Inc., a real estate management firm.

     A. Lawrence Fagan has been a director of the Company since June 1995. Mr. Fagan has been President of Charterhouse since January 1997. From 1984 to December 1996 Mr. Fagan served as Executive Vice President of Charterhouse. Mr. Fagan is also a director of Designer Holdings and ADS.

     Alfred Weber has been a director of the Company since June 1995. Mr. Weber has been President of Charter Power Systems, Inc., a manufacturer of commercial and industrial battery power systems ("Charter Power"), since April 1989, its Chief Executive Officer since January 1993, and its Chairman of the Board since November 1995. Mr. Weber was an independent consultant from June 1987 to March 1989. From November 1986 to May 1987, Mr. Weber was President and Chief Executive Officer of Uniroyal Plastics Company, Inc.

     David J. Aldrich has been a director of the Company since June 1995. Mr. Aldrich has served as Vice President and General Manager of Alpha Microwave a Division of Alpha Industries, Inc., a commercial wireless semiconductor and ceramics components manufacturer, since May 1996. From January 1995 through April 1996 Mr. Aldrich was Vice President and Chief Financial Officer of Alpha Industries, Inc. From September 1991 through December 1994, Mr. Aldrich was a senior manager, supporting the commercial wireless businesses at M/A-Com, Inc., a manufacturer of high technology products. Between 1989 and 1991, Mr. Aldrich was the Vice President Finance and Controller of the Company.

     Warren A. Law has been a director of the Company since June 1995. Mr. Law has been a professor at the Harvard Business School since 1958 (through June 1991 in an active capacity) and is currently the Edmund Cogswell Converse Professor of Finance and Banking Emeritus. Mr. Law is also a director of Charter Power.

     James Silver has been a director of the Company since July 1991. From June 1995 to December 1995, Mr. Silver was Vice President-Corporate Finance of the Company. From August 1991 until June 1995, Mr. Silver was a Vice President of the Company. Mr. Silver has been an executive officer of DTI and of the holding companies included in the Charter Technologies Group since September 1991. From January 1991 through June 1991, Mr. Silver was a consultant to Regal Resources, a company engaged in real estate investments.

     Fuat Agi has served as Vice President and Chief Technical Officer of the Company since June 1995. From June 1972 through June 1995, Mr. Agi served in various engineering roles for the Company.

     Paul E. Donofrio has served as Vice President and Chief Financial Officer of the Company since January 1993 and has been Chief Financial Officer of the Company since November 1991. From April 1984 to November 1991, Mr. Donofrio was an employee of AIL Systems, Inc. - Eaton Corporation, a manufacturer of electronic systems for military and commercial applications, and held the position of Finance and Accounting Manager from April 1989 to November 1991.

     Nicholas Mazzella has served as Vice President and General Manager - Wireless Products of the Company since August 1995. From July 1990 to August 1995, Mr. Mazzella served as Vice President - Standard Products and Quality Assurance of the Company. From March 1988 to July 1990, Mr. Mazzella served as Director - Standard Products and Quality Assurance of the Company. From February 1984 to March 1988, Mr. Mazzella served in various roles for the Company.

     Larry Konopelko has served as Vice President and General Manager - Satellite, Medical and Military Products of the Company since August 1995. From April 1994 to August 1995, Mr. Konopelko served as Vice President - Contracts and Program Management of the Company. From June 1990 to April 1994, Mr. Konopelko served as Director - Contracts of the Company. From December 1988 to June 1990, Mr. Konopelko served as Contracts Manager of the Company.

Director Compensation

     The only directors who are compensated for services as a director are Messrs. Weber, Aldrich and Law, each of whom receives $2,000 for each meeting of the Board of Directors which he attends and $2,000 for each meeting of a committee of the Board of Directors which he attends.


Board Committees and Membership

     The Company has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee assists the Board in its responsibilities. Messrs. Sbordone, Shubel, Halpern and Silver are the members of the Executive Committee. The Compensation Committee approves the salaries and other benefits of the executive officers of the Company and administers any bonus, incentive compensation or stock option plans of the Company (including the Microwave Power Devices, Inc. 1995 Stock Option Plan and 1996 Stock Option Plan). In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company. As required by the proposed Special Security Agreement with the DOD, at least one member of the Compensation Committee must be an Outside Director, as defined by the Special Security Agreement. Messrs. Fagan, Weber and Law are the members of the Compensation Committee. The Compensation Committee held one meeting in 1996.

     The Audit Committee reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. Messrs. Fagan, Aldrich and Law are the members of the Audit Committee. The Audit Committee held one meeting in 1996.

     The Company does not have a nominating committee. The Board of Directors held four meetings in 1996. Each of the directors attended at least 75% of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served.

     Charter Technologies, the Company and MPD Technologies, Inc. (the Company's operating subsidiary) plan to enter into a Special Security Agreement with the DOD in order to preserve the facilities security clearance of MPD Technologies, Inc. As required by the proposed Special Security Agreement, the Company has established a Defense Security Committee consisting of all the members of the Board of Directors other than Messrs. Halpern and Fagan. The purpose of the Defense Security Committee is to ensure that the Company maintains policies and procedures to safeguard classified information in its possession and to ensure that the Company complies with all applicable agreements and contract provisions regarding security, federal export control laws and the DOD Industrial Security Program.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. Based on material provided to the Company, all such required reports were filed on a timely basis in 1996 except for: (i) one report on Form 4, for Richard Gloekler, which report was filed approximately three days past the deadline,
(ii) one report on Form 3, for Ed McDonald, which report was filed approximately seven months past the deadline and (iii) two reports on Form 4, for Ed McDonald, which reports were filed approximately five months and two months, respectively, past the deadline.

Executive Compensation

     The following table sets forth information about the compensation paid, or payable, by the Company for services rendered in all capacities to the Chief Executive Officer of the Company and each of the four other most highly paid key policy-making executive officers of the Company for each of the last three fiscal years in which such officers were executives officers for all or part of the year.


                           SUMMARY COMPENSATION TABLE

                                                       Annual                                Long Term
                                                  Compensation (1)                         Compensation
                                        -------------------------------------       ------------------------
                                                                  Other             Restricted    Securities
          Name and                                               Annual                Stock      Underlying    All Other
     Principal Position     Year        Salary($)   Bonus($)  Compensation($)       Award(s)($)    Options #   Compensation
----------------------------------------------------------------------------------------------------------------------------
Edward J. Shubel.........   1996         241,600    50,000(2)    27,691(5)                 0        40,000      45,000(6)
          President and     1995         204,289    75,000(3)    37,036(5)                 0       187,500      45,000(6)
          Chief             1994         180,044    25,000(4)    30,626(5)                 0             0      45,000(6)
          Executive
          Officer
----------------------------------------------------------------------------------------------------------------------------
Fuat Agi.................   1996         139,384            0            0                 0        20,000              0
          Vice President    1995         134,371    20,000(3)            0                 0        37,500              0
          and Chief         1994         119,889    10,000(4)            0                 0             0              0
          Technical
          Officer
----------------------------------------------------------------------------------------------------------------------------
Paul E. Donofrio.........   1996         126,543            0            0                 0        20,000              0
          Vice President    1995          99,781    70,000(7)            0                 0        37,500              0
          and Chief         1994          91,400    10,000(4)            0                 0             0              0
          Financial
          Officer
----------------------------------------------------------------------------------------------------------------------------
Nicholas Mazzella........   1996         117,499            0            0                 0        15,000              0
          Vice President    1995         102,732    12,000(3)            0                 0         9,500              0
          and
          General Manager
----------------------------------------------------------------------------------------------------------------------------
Larry Konopelko..........   1996         117,318            0            0                 0        15,000              0
          Vice President    1995         101,704    12,000(3)            0                 0         9,500              0
          and
          General Manager

----------

(1) Other than the salary, bonus and other compensation described above, the Company did not pay the persons named in the Summary Compensation Table any compensation, including incidental personal benefits, in excess of 10% of such executive officer's salary.

(2) Represents bonuses relating to performance of services for the Company in fiscal 1996 which will be paid in fiscal 1997.

(3) Represents bonuses relating to performance of services for the Company in fiscal 1995 which were paid in fiscal 1996.

(4) Represents bonuses relating to performance of services for the Company in fiscal 1994 which were paid in fiscal 1995.

(5) Represents, in 1996, 1995 and 1994 respectively, the Company's payment for an automobile lease ($9,576, $9,474 and $7,657), gasoline ($1,560, $1,476 and $1,103) and spousal travel expenses ($16,555, $26,086 and $21,866).

(6) Represents the Company's payment of premiums on a life insurance policy. See "Employment Agreements."

(7) Represents bonuses relating to performance of services for the Company in fiscal 1995 which were paid both in fiscal 1995 and in fiscal 1996.


Stock Options

     The following table contains information concerning the grant of options under the Company's 1995 Stock Option Plan (the "1995 Plan") and/or the Company's 1996 Stock Option Plan (the "1996 Plan") to each of the named executive officers of the Company during the year ended December 31, 1996. No stock appreciation rights ("SARS") were granted in 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                     Individual Grants
                              -------------------------------------------------------------
                                                   Percent of                                      Potential Realizable
                                Number of            Total                                       Value at Assumed Annual
                               Securities           Options                                             Rates of
                               Underlying          Granted to       Exercise                       Stock Appreciation
                                 Options          Employees in        Price      Expiration        for Option Term (4)
       Name                   Granted(#)(1)      Fiscal Year(2)     ($/Share)      Date(3)          5%            10%
-------------------           -------------      --------------     ---------    ----------         --            ---
Edward J. Shubel...              40,000              33.7%           $11.125       3/5/06        $279,858      $709,215
Fuat Agi...........              20,000              16.8%            11.125       3/5/06         139,929       354,608
Paul E. Donofrio...              20,000              16.8%            11.125       3/5/06         139,929       354,608
Nicholas Mazzella..              15,000              12.6%            11.125       3/5/06         104,947       265,956
Larry Konopelko....              15,000              12.6%            11.125       3/5/06         104,947       265,956

----------

(1) All options granted in 1996 were granted pursuant to the Company's 1995 and 1996 Stock Option Plans and generally become exercisable annually, in increments of 33 1/3% of the total grant, beginning on the first anniversary of the date of grant. Options were granted at the fair market value of Common Stock on the effective date of grant.

(2)  The total number of options granted to employees in 1996 was 118,750.

(3) Each option is subject to earlier termination if the officer's employment with the Company is terminated.

(4) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock on any date. There is no representation either express or implied that the stock price appreciation rates for the Common Stock assumed for purposes of this table will actually be achieved.

     The following table sets forth information for each of the named executive officers with respect to the value of outstanding and unexercised options held as of December 31, 1996. There were no options exercised during 1996. There were no SARs exercised during 1996 and none were outstanding as of December 31, 1996.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                             Number of
                                                       Securities Underlying          Value of Unexercised
                           Shares                       Unexercised Options           In-the-Money Options
                          Acquired       Value         at December 31, 1996         at December 31, 1996 (1)
                         on Exercise   Realized   ----------------------------    ---------------------------
        Name                 (#)          ($)     Exercisable    Unexercisable    Exercisable   Unexercisable
--------------------     -----------   --------   -----------    -------------    -----------   -------------
Edward J. Shubel....          0           $0        93,750          133,750           $0             $0
Fuat Agi............          0            0        18,750           38,750            0              0
Paul E. Donofrio....          0            0        18,750           38,750            0              0
Nicholas Mazzella...          0            0         4,750           19,750            0              0
Larry Konopelko.....          0            0         4,750           19,750            0              0

----------
(1) The exercise price of all unexercised stock options exceeds the closing market price of the Common Stock at December 31, 1996 of $2.75 per share.


Employment Agreements

     In September 1991, Mr. Shubel entered into an employment agreement with the Company under which he serves as the Company's President. The employment agreement currently provides for an annual base salary of $250,000 and terminates on August 30, 1997. The employment agreement provides that after the expiration of the current term it will be automatically renewed for successive one year terms unless either party gives the other party at least 60 days prior written notice of non-renewal.

     In April 1992, the Company entered into agreements with Mr. Shubel pursuant to which the Company agreed to purchase and pay the annual premiums on an insurance policy on Mr. Shubel's life which had an original face value of $1.1 million. Upon Mr. Shubel's retirement, the cash surrender value of this policy will be used to pay a monthly pension to Mr. Shubel or his beneficiaries for 60 months. If Mr. Shubel dies before his retirement, then the proceeds of this policy will be split between the Company (up to the aggregate amount of premiums paid by the Company) and Mr. Shubel's beneficiaries.

Stock Option Plans

     The Company has adopted the Microwave Power Devices, Inc. 1995 Stock Option Plan and the 1996 Stock Option Plan (collectively, the "Plans"). The Plans provide for the grant of incentive stock options and non-qualified stock options to key employees and consultants of the Company and its subsidiaries. The Plans are administered by the Compensation Committee of the Board of Directors which determines the key employees and consultants eligible to receive options and the terms thereof (including exercise price and vesting requirements), all in a manner consistent with the terms of the Plans. An aggregate of 1,000,000 shares of Common Stock are subject to the grant of options under the Plans, and as of April 9, 1997 options have been granted to purchase an aggregate of 752,590 shares of Common Stock.


401(k) Plan

     The Company adopted the Microwave Power Devices, Inc. In-VEST Plan, which is a 401(k) Plan, effective January 1, 1992. The plan is available to all employees who have been employed by the Company for at least 30 days. An employee may contribute, on a pre-tax basis, up to 14% of the employee's total annual compensation from the Company (defined as Internal Revenue Code Section 3401(a) compensation). After one year of employment, the Company also makes matching contributions ranging from 50% to 100% (based on years of service) of such employee's contributions up to a maximum of 6% of such employee's compensation.

     Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one or more investment funds. Employee contributions are fully vested and non-forfeitable. Employer contributions are subject to a graduated vesting schedule beginning during a participant's second year of employment by the Company and resulting in full vesting by the end of the fifth year.


Executive Incentive Bonus Plan

     The Company adopted, in February 1996, an executive incentive bonus plan to reward key officers who have significant impact on the operating success of the company. The plan is based on The Jaffe Group's Executive Compensation Audit, Analysis and Recommendations, a study that was commissioned by the Board of Directors. Under the bonus plan, future annual bonuses will be based upon the achievement of performance goals that are annually preset by the Committee and that are keyed to earnings per share, net sales and contract awards/bookings. The Committee establishes a target bonus amount for each key officer at the beginning of the year. The target amount is then divided into three portions, as follows: one-half of the target bonus award is keyed to the achievement of earnings per share goals; one-quarter of the target bonus award is keyed to the achievement of net sales goals; and one-quarter of the target bonus award is keyed to the achievement of contract awards/bookings goals. For 1996, an executive could earn 0% or from 70% to 150% of each portion of his bonus, based upon a measured comparison of actual results achieved to performance goals. For 1997, an executive can earn 0% or from 25% to 200% of each portion of his bonus, based upon a measured comparison of actual results achieved to performance goals. An officer whose employment is terminated voluntarily or for cause prior to December 31 will forfeit his bonus for the entire year. An officer whose employment is terminated by the Company but not for cause will receive, at the discretion of the Committee, an award for such year pro-rated to the date of separation, or such lesser amount as the Committee deems appropriate. An officer whose employment is terminated due to retirement, disability or death will receive an award for such year pro-rated to the date of separation. New executive hires may be included in the plan on a pro-rata basis. Any executive may elect to defer receipt of his incentive award but must give notice of his election to do so by March 31 of the year for which the bonus is awarded. In 1996, no bonuses were earned under the terms of this plan.

Compensation Committee Interlocks and Insider Participation

     Messrs. Fagan, Weber, and Law are the members of the Compensation Committee. Mr. Fagan is a director, executive officer and a stockholder of Charterhouse which may be deemed to be the beneficial owner of the shares of Common Stock of the Company owned by Charter Technologies. Messrs. Weber and Law own 5,100 and 1,000 shares of Common Stock, respectively.


Compensation Committee Report

     Compensation Policies. The principal goal of the Company's compensation program as administered by the Compensation Committee is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company's strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

     Base Salary. Base salaries paid in 1996 to the Company's executive officers are competitive with those payable to executives holding corresponding positions at corporations within the Company's industry that are of comparable size. Individual experience and performance is considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals and in a manner consistent with the Company's overall operating and financial performance.

     Bonuses. Bonuses are intended to motivate individual and team performance by creating potential to earn annual incentive awards that are generally contingent upon the performance of the Company and that are comparable to those payable to executives holding corresponding positions at corporations within the Company's industry that are of comparable size.

     Long Term Incentives. The Company provides its executives with long-term incentive compensation through grants of stock options under the Company's stock option plans. The grant of stock options aligns the executive's interests with those of the Company's stockholders by providing the executive with an opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The size of option grants is comparable to grants by other corporations within the Company's industry that are of comparable size.

     CEO's Compensation. As discussed under "Management -- Employment Agreements," the Company entered into an employment agreement with Mr. Shubel in 1991, which was prior to the formation of the Compensation Committee. Pursuant to such employment agreement, the Company paid to Mr. Shubel a base salary of $240,000 in 1996. In addition, the Compensation Committee determined to grant Mr. Shubel a bonus of $50,000 with respect to 1996 (payable in 1997). Mr. Shubel was also awarded options in 1996 to purchase 40,000 shares of the Company's common stock under the Microwave Power Devices, Inc. 1995 Stock Option Plan.

                                        The Compensation Committee

                                        A. Lawrence Fagan
                                        Alfred Weber
                                        Warren A. Law

Performance Graph

     The following performance graph compares the fifteen-month cumulative return of the Company's Common Stock to the total returns of the Standard & Poor's 500 Stock Index and the Nasdaq Stock Market Electronic Component Stocks Index, which is a total return index of electronic component companies. Each case assumes a $100 investment on September 29, 1995 (the first day of public trading of the Company's Common Stock) and reinvestment of any dividends.


 [The following table was represented as a line graph in the printed material]


COMPARISON OR CUMULATIVE TOTAL RETURN

Measurement Period             MPDI          S&P 500        Nasdaq Elec Comp
------------------             ----          -------        ----------------
September 1995                 $100            $100              $100
December 1995                   127             105                86
December 1996                    31             127               149

                              Certain Transactions

     On September 3, 1991, Messrs. Sbordone, Shubel and Silver purchased from the Company 306,825, 187,500 and 187,500 shares of the Company's Common Stock, respectively. Messrs. Sbordone and Silver paid the purchase price by delivery of promissory notes in the amounts of $122,730 and $75,000, respectively. On January 31, 1996, Mr. Silver repaid $37,500 of the principal balance of his note. Mr. Shubel paid the purchase price by a cash payment of $10,000 and by delivery of a promissory note in the amount of $65,000. The principal amounts of all the promissory notes were payable, together with interest at the rate of 8.0% per annum, on September 3, 1996. Such payment date was subsequently extended to September 3, 1998. To secure this debt, each of Messrs. Sbordone, Shubel and Silver pledged these shares to the Company.

     Pursuant to consulting agreements which were effective January 1, 1996, Messrs. Sbordone and Silver served as consultants to the Company receiving consulting fees in 1996 of $125,000 and $100,000, respectively. These consulting services consist of: services relating to the Company's banking and other financial relationships including assistance in connection with the financing and refinancing of corporate indebtedness; analysis and assistance from both a financial and operational standpoint in connection with the expansion of the Company's business operations; assistance with strategic planning; advice related to acquisitions; and other general management guidance or assistance.

                                   PROPOSAL 2

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has reappointed Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1997 and recommends the ratification by the stockholders of that reappointment. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of Arthur Andersen LLP.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and make such statements as he or she may desire.

                             STOCKHOLDERS PROPOSALS

     Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 1998 must submit the same in writing so as to be received at the executive office of the Company on or before December 31, 1997. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.


                                  ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended December 31, 1996 is being mailed together with this Proxy Statement to the Company's stockholders of record at the close of business on April 9, 1997.


                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.


                                        By Order of the Board of Directors,


                                        Stephen W. Rubin
                                        Secretary

                                        April 10, 1997



STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          MICROWAVE POWER DEVICES, INC.

              49 Wireless Boulevard, Hauppauge, New York 11788-3935

                  Solicited by the Board of Directors for the
                 Annual Meeting of Stockholders on May 8, 1997.

     The undersigned hereby appoints George J. Sbordone, Edward J. Shubel and Stephen W. Rubin, or any of them, with power of substitution, as Proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Microwave Power Devices, Inc. (the "Company") held of record by the undersigned at the close of business on April 9, 1997 at the Annual Meeting of Stockholders to be held on Thursday, May 8, 1997, and at any adjournments thereof.

     1.   ELECTION OF DIRECTORS

          |_| FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW):

               George J. Sbordone       Merril M. Halpern      Alfred Weber
               Warren A. Law            Edward J. Shubel       A. Lawrence Fagan
               David J. Aldrich         James Silver

          |_|  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.

          (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).

     2.   PROPOSAL  TO  RATIFY  THE   APPOINTMENT  OF  ARTHUR  ANDERSEN  LLP  AS
          INDEPENDENT PUBLIC ACCOUNTANTS.

                         |_| FOR      |_| AGAINST     |_| ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting and at any adjournments thereof.

                                      (Continued and to be SIGNED on other side)

(Continued from other side)

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

                                        Dated: ___________________________, 1997


                                        ________________________________________
                                                       Signature

                                        ________________________________________
                                             Signature, if  held  jointly

                                        Please sign exactly as your name appears
                                        on this Proxy.  If shares are registered
                                        in more than one name, the signatures of
                                        all  such   persons  are   required.   A
                                        corporation  should  sign  in  its  full
                                        corporate  name  by  a  duly  authorized
                                        officer,  stating such officer's  title.
                                        Trustees,   guardians,   executors   and
                                        administrators   should  sign  in  their
                                        official   capacity  giving  their  full
                                        title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

           PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.
        No postage is required if mailed in the United States of America.